UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 21, 2014

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 400, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2014, SecureAlert, Inc. (the “Company”) announced that Chad D. Olsen, the Company’s Chief Financial Officer, has submitted his resignation to the Company to pursue other interests and opportunities.  Mr. Olsen has indicated that he has no disagreements with management.  In order to facilitate an orderly transition, his resignation will be effective May 2, 2014.  Until that date Mr. Olsen will assist with the transition to his successor.   Mr. Olsen will receive severance payments in accordance with his Executive Employment/Separation Agreement dated November 14, 2013 which was filed as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2013.

The Company is pleased to announce the appointment of John R. Merrill as Chief Financial Officer effective April 24, 2014.  Mr. Merrill will assume responsibilities for all financial reporting, compliance, regulatory and treasury functions for the Company.  He will also serve as the Principal Accounting Officer and treasurer for the Company.  In addition to joining the Company, Mr. Merrill is also the Chief Financial Officer for TenXNetworks and IPVidTech.com, a network intelligence provider of both hardware and services.  From 2010 to 2013, Mr. Merrill worked as an advisor in the healthcare technology industry facilitating both due diligence and integration of certain acquired companies. Prior to 2010, Mr. Merrill was the Chief Financial Officer of Park City Group, Inc. (Nasdaq: PCYG) and Prescient Applied Intelligence, Inc. (OTC: PPID), software-as-a-service providers of supply chain solutions for both retailers and their suppliers.  Throughout his career, Mr. Merrill has held various financial roles within broadcasting, sports marketing, and the retail industry.  He began his career with KPMG and holds a Bachelors and a Master’s in Accounting from the University of South Florida.

Mr. Merrill will be paid a base salary of $15,000 per month or $180,000 annualized.  His employment is for an initial term of seven (7) months.  If Mr. Merrill’s employment is not extended beyond the initial term he will receive a lump sum payment of $50,000.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

99.1  SecureAlert Press Release dated April 24, 2014.

99.2  Employment Agreement with John R. Merrill

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

By:	/s/ Guy Gubois Guy Dubois, Chairman of the Board

Date:  April 24, 2014